Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of McGraw Hill Financial, Inc.

We have reviewed the consolidated balance sheet of McGraw Hill Financial, Inc. (and subsidiaries) (the “Company”) as of June 30, 2015, the related consolidated statements of income and comprehensive income for the three-month and six-month periods ended June 30, 2015 and 2014, the related consolidated statements of cash flows for the six-month periods ended June 30, 2015 and 2014, and the related consolidated statement of equity for the six-month period ended June 30, 2015. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of McGraw Hill Financial, Inc. (and subsidiaries) as of December 31, 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the year then ended (not presented herein) and we expressed an unqualified audit opinion on those consolidated financial statements in our report dated February 13, 2015.

/s/ ERNST & YOUNG LLP

New York, New York
July 27, 2015, except for Note 14, as to which the date is October 29, 2015

PART I — FINANCIAL INFORMATION
Item 1. Financial Statements

McGraw Hill Financial, Inc.
Consolidated Statements of Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$1,342	$1,302	$2,615	$2,498
Expenses:
Operating-related expenses	406	407	812	803
Selling and general expenses	332	376	665	724
Depreciation	22	22	43	42
Amortization of intangibles	11	12	23	24
Total expenses	771	817	1,543	1,593
Other (income) loss	(11)	9	(11)	9
Operating profit	582	476	1,083	896
Interest expense, net	16	14	32	28
Income from continuing operations before taxes on income	566	462	1,051	868
Provision for taxes on income	185	152	340	290
Income from continuing operations	381	310	711	578
Income from discontinued operations, net of tax	—	6	—	12
Net income	381	316	711	590
Less: net income from continuing operations attributable to noncontrolling interests	(28)	(24)	(55)	(50)
Net income attributable to McGraw Hill Financial, Inc.	$353	$292	$656	$540

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$353	$286	$656	$528
Income from discontinued operations	—	6	—	12
Net income	$353	$292	$656	$540

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$1.29	$1.05	$2.40	$1.94
Diluted	$1.28	$1.04	$2.38	$1.91
Income from discontinued operations:
Basic	$—	$0.02	$—	$0.05
Diluted	$—	$0.02	$—	$0.05
Net income:
Basic	$1.29	$1.08	$2.40	$1.99
Diluted	$1.28	$1.06	$2.38	$1.95
Weighted-average number of common shares outstanding:
Basic	273.1	271.5	273.3	271.7
Diluted	275.7	276.1	276.0	276.7

Dividend declared per common share	$0.33	$0.30	$0.66	$0.60

See accompanying notes to the unaudited consolidated financial statements.

McGraw Hill Financial, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

(in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income	$381	$316	$711	$590

Other comprehensive income:
Foreign currency translation adjustment	50	9	(32)	13
Income tax effect	(2)	—	(2)	(1)
	48	9	(34)	12

Pension and other postretirement benefit plans	51	(56)	55	(54)
Income tax effect	(16)	22	(18)	21
	35	(34)	37	(33)

Unrealized gain on forward exchange contracts	(1)	1	—	4
Income tax effect	—	—	—	(1)
	(1)	1	—	3

Comprehensive income	463	292	714	572
Less: comprehensive income attributable to nonredeemable noncontrolling interests	(4)	(1)	(5)	(4)
Less: comprehensive income attributable to redeemable noncontrolling interests	(24)	(22)	(50)	(46)
Comprehensive income attributable to McGraw Hill Financial, Inc.	$435	$269	$659	$522

See accompanying notes to the unaudited consolidated financial statements.

McGraw Hill Financial, Inc.
Consolidated Balance Sheets

(in millions)	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$1,720	$2,497
Accounts receivable, net of allowance for doubtful accounts: $38 in 2015 and 2014	1,063	932
Deferred income taxes	203	363
Prepaid and other current assets	227	174
Total current assets	3,213	3,966
Property and equipment, net of accumulated depreciation: 2015 - $582; 2014 - $563	208	206
Goodwill	1,383	1,387
Other intangible assets, net	977	1,004
Other non-current assets	232	208
Total assets	$6,013	$6,771
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$181	$191
Accrued compensation and contributions to retirement plans	264	410
Unearned revenue	1,387	1,323
Accrued legal and regulatory settlements (Note 11)	23	1,609
Other current liabilities	385	434
Total current liabilities	2,240	3,967
Long-term debt	1,494	799
Pension and other postretirement benefits	285	333
Other non-current liabilities	369	323
Total liabilities	4,388	5,422
Redeemable noncontrolling interest (Note 7)	810	810
Commitments and contingencies (Note 11)
Equity:
Common stock	412	412
Additional paid-in capital	435	493
Retained income	7,438	6,946
Accumulated other comprehensive loss	(511)	(514)
Less: common stock in treasury	(7,011)	(6,849)
Total equity — controlling interests	763	488
Total equity — noncontrolling interests	52	51
Total equity	815	539
Total liabilities and equity	$6,013	$6,771

See accompanying notes to the unaudited consolidated financial statements.

McGraw Hill Financial, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(in millions)	Six Months Ended
	June 30,
	2015	2014
Operating Activities:
Net income	$711	$590
Less: discontinued operations, net	—	12
Income from continuing operations	711	578
Adjustments to reconcile income from continuing operations to cash (used for) provided by operating activities from continuing operations:
Depreciation	43	42
Amortization of intangibles	23	24
Provision for losses on accounts receivable	4	—
Deferred income taxes	166	2
Stock-based compensation	37	47
Other	22	8
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(136)	(11)
Prepaid and other current assets	(24)	(11)
Accounts payable and accrued expenses	(257)	(248)
Unearned revenue	71	15
Accrued legal and regulatory settlements	(1,609)	—
Other current liabilities	(36)	(69)
Net change in prepaid/accrued income taxes	119	111
Net change in other assets and liabilities	(31)	(42)
Cash (used for) provided by operating activities from continuing operations	(897)	446
Investing Activities:
Capital expenditures	(42)	(37)
Acquisitions, net of cash acquired	(2)	(16)
Proceeds from dispositions	14	—
Changes in short-term investments	(7)	1
Cash used for investing activities from continuing operations	(37)	(52)
Financing Activities:
Proceeds from issuance of senior notes, net	690	—
Dividends paid to shareholders	(185)	(164)
Dividends and other payments paid to noncontrolling interests	(49)	(30)
Contingent consideration payment	—	(11)
Repurchase of treasury shares	(274)	(362)
Exercise of stock options	73	133
Excess tax benefits from share-based payments	38	82
Cash provided by (used for) financing activities from continuing operations	293	(352)
Effect of exchange rate changes on cash from continuing operations	(7)	19
Cash (used for) provided by continuing operations	(648)	61
Discontinued Operations:
Cash (used for) provided by operating activities	(129)	14
Cash provided by (used for) investing activities	—	—
Cash provided by (used for) financing activities	—	—
Cash (used for) provided by discontinued operations	(129)	14
Net change in cash and equivalents	(777)	75
Cash and equivalents at beginning of period	2,497	1,542
Cash and equivalents at end of period	$1,720	$1,617

See accompanying notes to the unaudited consolidated financial statements.

McGraw Hill Financial, Inc.
Consolidated Statement of Equity
(Unaudited)

(in millions)	Common Stock $1 par	Additional Paid-in Capital	Retained Income	Accumulated Other Comprehensive Loss	Less: Treasury Stock	Total MHFI Equity	Noncontrolling Interests	Total Equity
Balance as of December 31, 2014	$412	$493	$6,946	$(514)	$6,849	$488	$51	$539
Comprehensive income [1]			656	3		659	5	664
Dividends			(180)			(180)	(6)	(186)
Share repurchases					274	(274)	1	(273)
Employee stock plans, net of tax benefit		(58)			(112)	54	1	55
Change in redemption value of redeemable noncontrolling interest			16			16		16
Balance as of June 30, 2015	$412	$435	$7,438	$(511)	$7,011	$763	$52	$815

[1]	Excludes $50 million attributable to our redeemable noncontrolling interest.

See accompanying notes to the unaudited consolidated financial statements.

McGraw Hill Financial, Inc.
Notes to the Consolidated Financial Statements
(Unaudited)

1.	Nature of Operations and Basis of Presentation

McGraw Hill Financial, Inc. (together with its consolidated subsidiaries, "McGraw Hill Financial," the “Company,” “we,” “us” or “our”) is a leading benchmarks & ratings, analytics, data and research provider serving the global capital, commodities and commercial markets. The capital markets include asset managers, investment banks, commercial banks, exchanges, and issuers; the commodities markets include producers, traders and intermediaries within energy, metals, and agriculture; and the commercial markets include professionals and corporate executives within automotive and marketing / research information services.

Our operations consist of four reportable segments: Standard & Poor’s Ratings Services (“S&P Ratings”), S&P Capital IQ, S&P Dow Jones Indices ("S&P DJ Indices") and Commodities & Commercial Markets (“C&C”).

•	S&P Ratings is an independent provider of credit ratings, research and analytics, offering investors and market participants information, ratings and benchmarks.

•	S&P Capital IQ is a global provider of multi-asset-class data, research and analytical capabilities, which integrate cross-asset analytics and desktop services.

•	S&P DJ Indices is a global index provider that maintains a wide variety of valuation and index benchmarks for investment advisors, wealth managers and institutional investors.

•
C&C consists of business-to-business companies specializing in commercial and commodities markets that deliver their customers access to high-value information, data, analytic services and pricing and quality benchmarks.

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Therefore, the financial statements included herein should be read in conjunction with the financial statements and notes included in our Form 10-K for the year ended December 31, 2014 (our “Form 10-K”).

In the opinion of management all normal recurring adjustments considered necessary for a fair statement of the results of the interim periods have been included. The operating results for the three and six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the full year. Certain prior-year amounts have been reclassified to conform to the current presentation.

Our critical accounting estimates are disclosed in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Form 10-K. On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, allowance for doubtful accounts, valuation of long-lived assets, goodwill and other intangible assets, pension plans, incentive compensation and stock-based compensation, income taxes, contingencies and redeemable noncontrolling interests. Since the date of our Form 10-K, there have been no material changes to our critical accounting policies and estimates.

2.	Acquisitions and Divestitures

Acquisitions

Acquisitions by segment included:

C&C

•
In July of 2015, we acquired the entire issued share capital of Petromedia Ltd and its operating subsidiaries (“Petromedia”), an independent provider of data, intelligence, news and tools to the global fuels market that offers a suite of products that provides clients with actionable data and intelligence that enable informed decisions, minimize risk and increase efficiency. We will account for the acquisition of Petromedia using the purchase method of accounting. The acquisition of Petromedia is not material to our consolidated financial statements.

•
In July of 2015, we acquired National Automobile Dealers Association's Used Car Guide (“UCG”), a leading provider of U.S. retail, trade-in and auction used-vehicle values. The acquisition of UCG will expand our analytical and modeling capabilities while deepening our presence in auto finance and auto insurance, and enriching retail solutions. We will account for the acquisition of UCG using the purchase method of accounting. The acquisition of UCG is not material to our consolidated financial statements.

•
In July of 2014, we acquired Eclipse Energy Group AS and its operating subsidiaries (“Eclipse”), which provides a comprehensive suite of data and analytics products on the European natural gas and liquefied natural gas markets as well as a range of advisory services leveraging Eclipse’s knowledge base, data capabilities, and modeling suite of products. This transaction complements our North American natural gas capabilities, which we obtained from our Bentek Energy LLC acquisition in 2011. We accounted for the acquisition of Eclipse using the purchase method of accounting. The acquisition of Eclipse was not material to our consolidated financial statements.

S&P DJ Indices

•
In March of 2014, we acquired the intellectual property of a family of Broad Market Indices (“BMI”) from Citigroup Global Markets Inc. The BMI provides a broad measure of the global equities markets which includes approximately 11,000 companies in more than 52 countries covering both developed and emerging markets. We accounted for the acquisition of the intellectual property on a cost basis and it was not material to our consolidated financial statements.

Following CRISIL's acquisition of Coalition Development Ltd. ("Coalition") that occurred in July of 2012, we made a contingent purchase price payment in the first six months of 2014 for $11 million that has been reflected in the consolidated statement of cash flows as a financing activity.

Divestitures - Continuing Operations

During the six months ended June 30, 2015, we recorded a pre-tax gain of $11 million within other (income) loss in the consolidated statement of income related to the sale of our interest in a legacy McGraw Hill Construction investment.

On June 30, 2014, we completed the sale of our data center to Quality Technology Services, LLC which owns, operates and manages data centers. Net proceeds from the sale of $58 million were received in July of 2014. The sale includes all of the facilities and equipment on the south campus of our East Windsor, New Jersey location, inclusive of the rights and obligations associated with an adjoining solar power field. The sale resulted in an expense of $3 million recorded within other (income) loss in our consolidated statement of income, which is in addition to the non-cash impairment charge we recorded in the fourth quarter of 2013.

Divestitures - Discontinued Operations

On November 3, 2014, we completed the sale of McGraw Hill Construction, which has historically been part of our C&C segment, to Symphony Technology Group for $320 million in cash. Accordingly, the results of operations for the three and six months ended June 30, 2014, have been reclassified to reflect the business as a discontinued operation.

The key components of income from discontinued operations for the periods ended June 30, 2014 consist of the following:

(in millions)	Three Months	Six Months
Revenue	$44	$84
Expenses	34	63
Operating income	10	21
Provision for taxes on income	4	9
Income from discontinued operations, net of tax	$6	$12

3.	Income Taxes

The effective income tax rate for continuing operations was 32.6% and 32.4% for the three and six months ended June 30, 2015, respectively, and 32.9% and 33.4% for the three and six months ended June 30, 2014, respectively. The decrease in the effective income tax rate was primarily the result of an increase in income in lower tax rate jurisdictions during the six months ended June 30, 2015 and a non-recurring benefit recorded during the three months ended March 31, 2015.

At the end of each interim period, we estimate the annual effective tax rate and apply that rate to our ordinary quarterly earnings. The tax expense or benefit related to significant, unusual or extraordinary items that will be separately reported or reported net of their related tax effect, and are individually computed, is recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

As of June 30, 2015 and December 31, 2014, the total amount of federal, state and local, and foreign unrecognized tax benefits was $138 million and $118 million, respectively, exclusive of interest and penalties. The increase in unrecognized tax benefits relates primarily to tax positions of prior years. We recognize accrued interest and penalties related to unrecognized tax benefits in interest expense and operating-related expense, respectively. In addition to the unrecognized tax benefits, as of June 30, 2015 and December 31, 2014, we had $27 million and $23 million respectively of accrued interest and penalties associated with uncertain tax positions.

Based on the current status of income tax audits, we believe that the total amount of unrecognized tax benefits may significantly decrease in the next twelve months. Although the ultimate resolution of our tax audits is unpredictable, the resulting change in our unrecognized tax benefits could have a material impact on our results of operations and/or cash flows.

4.	Debt

(in millions)	June 30, 2015	December 31, 2014
5.9% Senior Notes, due 2017 [1]	$400	$400
4.0% Senior Notes, due 2025 [2]	695	—
6.55% Senior Notes, due 2037 [3]	399	399
Long-term debt	$1,494	$799

1	Interest payments are due semiannually on April 15 and October 15, and, as of June 30, 2015, the unamortized debt discount is less than $1 million.

2	Interest payments are due semiannually on June 15 and December 15, and, as of June 30, 2015, the unamortized debt discount is approximately $5 million.

3	Interest payments are due semiannually on May 15 and November 15, and, as of June 30, 2015, the unamortized debt discount is approximately $1 million.

The fair value of our long-term debt borrowings was $1.6 billion and 0.9 billion as of June 30, 2015 and December 31, 2014, respectively, and was estimated based on quoted market prices.

On May 26, 2015, we issued $700 million of 4.0% senior notes due in 2025 and used a portion of the net proceeds for the repayment of short-term debt, including commercial paper. The 4.0% senior notes will mature on June 15, 2025 and are fully and unconditionally guaranteed by our wholly-owned subsidiary, Standard & Poor's Financial Services LLC.

On June 30, 2015, we entered into a revolving $1.2 billion five-year credit agreement (our “credit facility”) that will terminate on June 30, 2020. This credit facility replaced our $1.0 billion four-year credit facility that was scheduled to terminate on June 19, 2017. The previous credit facility was canceled immediately after the new credit facility became effective. There were no outstanding borrowings under the previous credit facility when it was replaced.

We have the ability to borrow $1.2 billion under our credit facility, which supports our $1.0 billion commercial paper program. As of June 30, 2015 and December 31, 2014, we had no commercial paper outstanding or borrowings outstanding under our credit facility. In connection with the payment of legal and regulatory settlements recorded in 2014 and paid largely in 2015, we utilized our commercial paper program and borrowed from our credit facility during the six months ended June 30, 2015.

We pay a commitment fee of 10 to 20 basis points for our credit facility, depending on our indebtedness to cash flow ratio, whether or not amounts have been borrowed and currently pay a commitment fee of 20 basis points. The interest rate on borrowings under our credit facility is, at our option, calculated using rates that are primarily based on either the prevailing London Inter-Bank Offer Rate, the prime rate determined by the administrative agent or the Federal Funds Rate. For certain borrowings under this credit facility, there is also a spread based on our indebtedness to cash flow ratio added to the applicable rate.

Our credit facility contains certain covenants. The only financial covenant requires that our indebtedness to cash flow ratio, as defined in our credit facility, is not greater than 4 to 1, and this covenant level has never been exceeded.

5.	Employee Benefits

We maintain a number of active defined contribution retirement plans for our employees. The majority of our defined benefit plans are frozen. As a result, no new employees will be permitted to enter these plans and no additional benefits for current participants in the frozen plans will be accrued.

We have supplemental benefit plans that provide senior management with supplemental retirement, disability and death benefits. Certain supplemental retirement benefits are based on final monthly earnings. In addition, we sponsor voluntary 401(k) plans under which we may match employee contributions up to certain levels of compensation as well as profit-sharing plans under which we contribute a percentage of eligible employees' compensation to the employees' accounts.

We also provide certain medical, dental and life insurance benefits for active and retired employees and eligible dependents. The medical and dental plans and supplemental life insurance plan are contributory, while the basic life insurance plan is noncontributory. We currently do not prefund any of these plans.

We recognize the funded status of our defined benefit retirement and postretirement plans in the consolidated balance sheets, with a corresponding adjustment to accumulated other comprehensive loss, net of taxes. The amounts in accumulated other comprehensive loss represent unrecognized actuarial losses and unrecognized prior service costs. These amounts will be subsequently recognized as net periodic pension cost pursuant to our accounting policy for amortizing such amounts.

As discussed in our Form 10-K, we changed certain discount rate assumptions and our expected return on assets assumption for our retirement plans, which became effective on January 1, 2015. In addition, we updated the assumed mortality rates to reflect life expectancy improvements. The effect of the assumption changes for the three and six months ended June 30, 2015 resulted in an increase in pre-tax retirement expense of approximately $8 million and $16 million, respectively.

In the first six months of 2015, we contributed $11 million to our retirement plans and expect to make additional required contributions of approximately $4 million to our retirement plans during the remainder of the year. We may elect to make additional non-required contributions depending on investment performance and the pension plan status in the second half of 2015.

6.	Stock-Based Compensation

We issue stock-based incentive awards to our eligible employees and Directors under the 2002 Employee Stock Incentive Plan and a Director Deferred Stock Ownership Plan. The 2002 Employee Stock Incentive Plan permits the granting of nonqualified stock options, stock appreciation rights, performance stock, restricted stock and other stock-based awards.

Stock-based compensation for the periods ended June 30 is as follows:

(in millions)	Three Months		Six Months
	2015	2014	2015	2014
Stock option expense	$3	$6	$9	$9
Restricted stock and unit awards expense	16	24	28	38
Total stock-based compensation expense	$19	$30	$37	$47

During the six months ended June 30, 2015, the Company granted 0.5 million shares of restricted stock and unit awards, which had a weighted average grant date fair value of $104.62 per share, and a minimal amount of employee stock options.

Total unrecognized compensation expense related to unvested stock option awards and unvested restricted stock unit awards as of June 30, 2015 was $6 million and $92 million, respectively, which is expected to be recognized over a weighted average period of 1.6 years and 1.9 years, respectively.

7.	Equity

Stock Repurchases

On December 4, 2013, the Board of Directors approved a share repurchase program authorizing the purchase of 50 million shares, which was approximately 18% of the total shares of our outstanding common stock at that time.

In any period, share repurchase transactions could result in timing differences between the recognition of those repurchases and their settlement for cash. This could result in a difference between the cash used for financing activities related to common stock repurchased and the comparable change in equity.

Share repurchases for the periods ended June 30 were as follows:

(in millions, except average price)	Three Months		Six Months
	2015	2014	2015	2014
Total number of shares purchased [1]	1.6	2.2	2.6	4.4
Average price paid per share [1]	$104.82	$79.65	$104.62	$79.06
Total cash utilized [2]	$164	$177	$274	$352

1
On June 25, 2014, we repurchased 0.5 million shares of the Company's common stock from the personal holdings of Harold W. McGraw III, then Chairman of the Company's Board of Directors and former President and CEO of the Company, at a discount of 0.35% from the June 24, 2014 New York Stock Exchange closing price. We repurchased these shares with cash for $41 million at an average price of $82.66 per share. See Note 13 — Related Party Transactions for further information.

[2]
In December of 2013, 0.1 million shares were repurchased for approximately $10 million, which settled in January of 2014. Cash used for financing activities only reflects those shares which settled during the six months ended June 30, 2014 resulting in $362 million of cash used to repurchase shares.

Our purchased shares may be used for general corporate purposes, including the issuance of shares for stock compensation plans and to offset the dilutive effect of the exercise of employee stock options. As of June 30, 2015, 42.9 million shares remained available under the current share repurchase program which has no expiration date and purchases under this program may be made from time to time on the open market and in private transactions, depending on market conditions.

Redeemable Noncontrolling Interests

The agreement with the minority partners of our S&P Dow Jones Indices LLC established in June of 2012 contains redemption features whereby interests held by minority partners are redeemable either (i) at the option of the holder or (ii) upon the occurrence of an event that is not solely within our control. Specifically, under the terms of the operating agreement of S&P Dow Jones Indices LLC, after December 31, 2017, CME Group, Inc. ("CME Group") and CME Group Index Services LLC ("CGIS") will have the right at any time to sell, and we are obligated to buy, at least 20% of their share in S&P Dow Jones Indices LLC. In addition, in the event there is a change of control of the Company, for the 15 days following a change in control, CME Group and CGIS will have the right to put their interest to us at the then fair value of CME Group's and CGIS' minority interest.

If interests were to be redeemed under this agreement, we would generally be required to purchase the interest at fair value on the date of redemption. This interest is presented on the consolidated balance sheets outside of equity under the caption “Redeemable noncontrolling interest” with an initial value based on fair value for the portion attributable to the net assets we acquired, and based on our historical cost for the portion attributable to our S&P Index business. We adjust the redeemable noncontrolling interest each reporting period to its estimated redemption value, but never less than its initial fair value, considering a combination of an income and market valuation approach. Our income and market valuation approaches may incorporate Level 3 fair value measures for instances when observable inputs are not available, including assumptions related to expected future net cash flows, long-term growth rates, the timing and nature of tax attributes, and the redemption features. Any adjustments to the redemption value will impact retained income.

Noncontrolling interests that do not contain such redemption features are presented in equity.

Changes to redeemable noncontrolling interest during the six months ended June 30, 2015 were as follows:

(in millions)
Balance as of December 31, 2014	$810
Net income attributable to noncontrolling interest	50
Distributions payable to noncontrolling interest	(34)
Redemption value adjustment	(16)
Balance as of June 30, 2015	$810

Accumulated Other Comprehensive Loss

The following table summarizes the changes in the components of accumulated other comprehensive loss for the six months ended June 30, 2015:

(in millions)	Foreign Currency Translation Adjustment	Pension and Postretirement Benefit Plans		Unrealized Gain (Loss) on Forward Exchange Contracts	Accumulated Other Comprehensive Loss
Balance as of December 31, 2014	$(83)	$(431)		$—	$(514)
Other comprehensive income before reclassifications	(34)	31		—	(3)
Reclassifications from accumulated other comprehensive loss to net earnings	—	6	[1]	—	6
Net other comprehensive income	(34)	37		—	3
Balance as of June 30, 2015	$(117)	$(394)		$—	$(511)

[1]	See Note 5 — Employee Benefits for additional details of items reclassed from accumulated other comprehensive loss to net earnings.

The net actuarial loss and prior service cost related to pension and other postretirement benefit plans included in other comprehensive income is net of a tax provision of $4 million for the six months ended June 30, 2015.

8.	Earnings Per Share

Basic earnings per common share (“EPS”) is computed by dividing net income attributable to the common shareholders of the Company by the weighted-average number of common shares outstanding. Diluted EPS is computed in the same manner as basic EPS, except the number of shares is increased to include additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. Potential common shares consist primarily of stock options and restricted performance shares calculated using the treasury stock method.

The calculation for basic and diluted EPS for the periods ended June 30 is as follows:

(in millions, except per share amounts)	Three Months		Six Months
	2015	2014	2015	2014
Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$353	$286	$656	$528
Income from discontinued operations	—	6	—	12
Net income	$353	$292	$656	$540

Basic weighted-average number of common shares outstanding	273.1	271.5	273.3	271.7
Effect of stock options and other dilutive securities	2.6	4.6	2.7	5.0
Diluted weighted-average number of common shares outstanding	275.7	276.1	276.0	276.7

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$1.29	$1.05	$2.40	$1.94
Diluted	$1.28	$1.04	$2.38	$1.91
Income from discontinued operations:
Basic	$—	$0.02	$—	$0.05
Diluted	$—	$0.02	$—	$0.05
Net income:
Basic	$1.29	$1.08	$2.40	$1.99
Diluted	$1.28	$1.06	$2.38	$1.95

We have certain stock options and restricted performance shares that are potentially excluded from the computation of diluted EPS. The effect of the potential exercise of stock options is excluded when the average market price of our common stock is lower than the exercise price of the related option during the period because the effect would have been antidilutive. Additionally, restricted performance shares are excluded because the necessary vesting conditions had not been met. For the three and six months ended June 30, 2015, there were no stock options excluded, and for the three and six months ended June 30, 2014, there were a minimal amount of stock options excluded. Restricted performance shares outstanding of 1.7 million and 1.4 million as of June 30, 2015 and 2014, respectively, were excluded.

9.	Restructuring

During 2015 and 2014, we continued to evaluate our cost structure and further identified cost savings associated with streamlining our management structure and additionally, in 2014, our decision to exit non-strategic businesses. Our 2015 and 2014 restructuring plans consisted of a company-wide workforce reduction of approximately 260 and 590 positions, respectively, and are further detailed below. The charges for each restructuring plan are classified as selling and general expenses within the consolidated statements of income and the reserves are included in other current liabilities in the consolidated balance sheets.

In certain circumstances, reserves are no longer needed because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company and did not receive severance or were reassigned due to circumstances not foreseen when the original plans were initiated. In these cases, we reverse reserves through the consolidated statements of income during the period when it is determined they are no longer needed.

As part of the sale of McGraw Hill Construction, which has historically been part of our C&C segment, to Symphony Technology Group, described further in Note 2 — Acquisitions and Divestitures, we have retained McGraw Hill Construction's restructuring liabilities. Therefore, the remaining reserves described below for the 2014 restructuring plan include McGraw Hill Construction's restructuring liability; however, the initial charge associated with the reserve has been bifurcated between continuing and discontinued operations.

The initial restructuring charge recorded and the ending reserve balance as of June 30, 2015 by segment is as follows:

	2015 Restructuring Plan		2014 Restructuring Plan
(in millions)	Initial Charge Recorded	Ending Reserve Balance	Initial Charge Recorded	Ending Reserve Balance
S&P Ratings	$11	$11	$45	$21
S&P Capital IQ	13	12	9	3
C&C [1]	3	2	16	6
Corporate	3	3	16	11
Total	$30	$28	$86	$41

[1]	The 2014 restructuring plan included an initial charge of $3 million and an ending reserve balance of $1 million for McGraw Hill Construction.

We recorded a pre-tax restructuring charge of $30 million for the 2015 restructuring plan during the six months ended June 30, 2015 and have reduced the reserve for the 2015 restructuring plan by $2 million.

The ending reserve balance for the 2014 restructuring plan was $78 million as of December 31, 2014. For the six months ended June 30, 2015, we have reduced the reserve for the 2014 restructuring plan by $37 million.

10.	Segment and Related Information

We have four reportable segments: S&P Ratings, S&P Capital IQ, S&P DJ Indices and C&C. Our Chief Executive Officer is our chief operating decision-maker and evaluates performance of our segments and allocates resources based primarily on operating profit. Segment operating profit does not include unallocated expense or interest expense as these are costs that do not affect the operating results of our segments.

A summary of operating results by segment for the periods ended June 30 is as follows:

Three Months	2015		2014
(in millions)	Revenue	Operating Profit	Revenue	Operating Profit
S&P Ratings [1]	$658	$361	$664	$308
S&P Capital IQ	324	63	307	54
S&P DJ Indices	148	96	133	82
C&C	234	87	219	77
Intersegment elimination [2]	(22)	—	(21)	—
Total operating segments	1,342	607	1,302	521
Unallocated expense [3]	—	(25)	—	(45)
Total	$1,342	$582	$1,302	$476

Six Months	2015		2014
(in millions)	Revenue	Operating Profit	Revenue	Operating Profit
S&P Ratings [1]	$1,264	$652	$1,233	$548
S&P Capital IQ	644	125	608	107
S&P DJ Indices	291	191	269	174
C&C	459	173	431	146
Intersegment elimination [2]	(43)	—	(43)	—
Total operating segments	2,615	1,141	2,498	975
Unallocated expense [3]	—	(58)	—	(79)
Total	$2,615	$1,083	$2,498	$896

[1]
Operating profit for the three and six months ended June 30, 2015 include a benefit related to legal settlement insurance recoveries of $45 million and $80 million, respectively, partially offset by legal settlement charges of $4 million and $34 million, respectively.

[2]	Revenue for S&P Ratings and expenses for S&P Capital IQ include an intersegment royalty charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings.

[3]
The three and six months ended June 30, 2015 include a gain of $11 million related to the sale of our interest in a legacy McGraw Hill Construction investment. See Note 2 — Acquisitions and Divestitures for additional information.

See Note 2 — Acquisitions and Divestitures and Note 9 — Restructuring for additional actions that impacted the segment operating results.

11.	Commitments and Contingencies

Rental Expense and Lease Obligations

In December of 2003, we sold our 45% equity investment in Rock-McGraw, Inc., which owns our former headquarters building in New York City, and remained an anchor tenant in our former corporate headquarters building in New York City by concurrently leasing back space from the buyer through 2020. In December of 2013, we entered into an arrangement with the buyer to shorten the lease to December of 2015 in exchange for approximately $60 million which was recorded as a reduction to the unrecognized deferred gain from the sale. The remaining gain is being amortized over the remaining lease term as a reduction in rent expense.

As of June 30, 2015, the remaining deferred gain was $4 million, as $2 million and $4 million were amortized during the three and six months ended June 30, 2015, respectively. Interest expense associated with this operating lease was less than $1 million for the three months and six months ended June 30, 2015.

Legal & Regulatory Matters

In the normal course of business both in the United States and abroad, the Company, its subsidiary Standard & Poor’s Financial Services LLC (“S&P LLC”) and some of its other subsidiaries are defendants in numerous legal proceedings and are often the subject of government and regulatory proceedings, investigations and inquiries. Many of these proceedings, investigations and inquiries relate to the ratings activity of S&P Ratings brought by issuers and alleged purchasers of rated securities. In addition, various government and self-regulatory agencies frequently make inquiries and conduct investigations into our compliance with applicable laws and regulations, including those related to ratings activities and antitrust matters. Any of these proceedings, investigations or inquiries could ultimately result in adverse judgments, damages, fines, penalties or activity restrictions, which could adversely impact our consolidated financial condition, cash flows, business or competitive position.

The Company believes that it has meritorious defenses to the pending claims and potential claims in the matters described below and is diligently pursuing these defenses, and in some cases working to reach an acceptable negotiated resolution. However, in view of the uncertainty inherent in litigation and government and regulatory enforcement matters, we cannot predict the eventual outcome of these matters or the timing of their resolution, or in most cases reasonably estimate what the eventual judgments, damages, fines, penalties or impact of activity restrictions may be. As a result, we cannot provide assurance that the outcome of the matters described below will not have a material adverse effect on our consolidated financial condition, cash flows, business or competitive position. As litigation or the process to resolve pending matters progresses, as the case may be, we will continue to review the latest information available and assess our ability to predict the outcome of such matters and the effects, if any, on our consolidated financial condition, cash flows, business and competitive position, which may require that we record liabilities in the consolidated financial statements in future periods.

S&P Ratings

Financial Crisis Litigation
The Company and its subsidiaries continue to defend civil cases brought by private and public plaintiffs arising out of ratings activities prior to and during the global financial crisis of 2008-2009. Discovery in these cases is ongoing. We can provide no assurance that we will not be obligated to pay significant amounts in order to resolve these matters on terms deemed acceptable. At this time, however, we are unable to reasonably estimate the range of such amounts, if any.

U.S. Securities and Exchange Commission
As a nationally recognized statistical rating organization registered with the SEC under Section 15E of the Securities Exchange Act of 1934, S&P Ratings is in ongoing communication with the staff of the SEC regarding compliance with its extensive obligations under the federal securities laws. Although S&P Ratings seeks to promptly address any compliance issues that it detects or that the staff of the SEC raises, there can be no assurance that the SEC will not seek remedies against S&P Ratings for one or more material compliance deficiencies.

Parmalat Litigation
In September and October of 2005, writs of summons were served on The McGraw-Hill Companies, SRL and The McGraw-Hill Companies, SA in an action brought in the Tribunal of Milan, Italy by the Extraordinary Commissioner of Parmalat Finanziaria S.p.A. and Parmalat S.p.A. (collectively, “Parmalat”), claiming damages of €4.1 billion, representing the value of bonds issued by Parmalat which were rated investment grade by S&P Ratings, plus damages for S&P Ratings’ alleged complicity in aggravating Parmalat’s financial difficulties, among other claims. In June of 2011, the Court dismissed Parmalat’s main damages claim based on the value of the bonds, and ordered the defendants to pay Parmalat approximately €0.8 million, representing ratings fees paid by Parmalat, plus interest and expenses. In September of 2012, Parmalat appealed the judgment and, in November of 2012, requested payment of the judgment in the amount of €1.1 million, which was paid in December of 2012. In July of 2014, the Court of Appeals of Milan issued an order reopening the proceedings to allow the parties to submit additional pleadings. A hearing was held on February 25, 2015.

Trani Prosecutorial Proceeding
The prosecutor in the Italian city of Trani is seeking criminal indictments against several current and former S&P Ratings managers and ratings analysts for alleged market manipulation, and against Standard & Poor’s Credit Market Services Europe under Italy’s vicarious liability statute, for having allegedly failed to properly supervise the ratings analysts and prevent them from committing market manipulation. The prosecutor’s theories are based on various actions by S&P Ratings taken with respect to Italian sovereign debt between May of 2011 and January of 2012. In October of 2014, the court granted the prosecutor’s request and issued indictments against the current and former S&P Ratings managers and ratings analysts, as well as Standard & Poor’s Credit Market Services Europe. The trial commenced with a hearing on February 4, 2015, and the proceedings will continue on subsequent dates. Apart from criminal penalties that might be imposed following a conviction, under Italian law such conviction could also lead to civil damages claims against Standard & Poors Credit Market Services Europe. These claims cannot be quantified at this stage.

Commodities & Commercial Markets

Platts
In May of 2013, representatives from the European Commission (DG Competition, the EC’s antitrust office) commenced an unannounced inspection of Platts’ London offices in conjunction with potential anticompetitive conduct (in particular, in the crude oil, refined oil products and biofuels markets) relating to Platts’ Market On Close price assessment process. No allegations have been made against Platts at this time. There have also been several civil actions filed in the United States relating to potential anticompetitive behavior by market participants relating to Platts’ price assessment process, none of which have named Platts as a defendant.

McGraw Hill Construction
In October of 2009, an action was filed in the U.S. District Court for the Southern District of New York in which Reed Construction Data asserted a number of claims under various state and federal laws against the Company relating to alleged misappropriation and unfair competition by McGraw Hill Construction and seeking an unspecified amount of damages. In September of 2010, the Court granted the Company’s motion to dismiss some of the claims. In September of 2014, the Court granted summary judgment to the Company on all of Reed’s remaining claims with the exception of the unfair competition claim. In October of 2014, the parties submitted a joint stipulation to the Court agreeing to dismiss both Reed’s unfair competition claim and the Company’s counterclaims without prejudice to reinstatement in the event of a successful appeal of Reed’s dismissed claims.

12.	Recent Accounting Standards

In April of 2015, the Financial Accounting Standards Board ("FASB") issued new accounting guidance intended to simplify the presentation of debt issuance costs. The guidance requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with the presentation for debt discounts. This guidance is effective for reporting periods beginning after December 15, 2015 and must be applied on a retrospective basis with early adoption permitted. We do not expect the adoption of this guidance to have a significant impact on our consolidated financial statements.

In February of 2015, the FASB issued guidance that requires management to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. This guidance is effective for reporting periods beginning after December 15, 2015, however, early adoption is permitted. We do not expect the adoption of this guidance to have a significant impact on our consolidated financial statements.

In January of 2015, the FASB issued guidance that eliminates the concept of reporting extraordinary items, but retains current presentation and disclosure requirements for an event or transaction that is of an unusual nature or of a type that indicates infrequency of occurrence. Transactions that meet both criteria would now also follow such presentation and disclosure requirements. This guidance is effective for reporting periods beginning after December 15, 2015, however, early adoption is permitted. We do not expect the adoption of this guidance to have a significant impact on our consolidated financial statements.

In August of 2014, the FASB issued guidance that requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. This guidance is effective for reporting periods beginning after December 15, 2016, however, early adoption is permitted. We do not expect the adoption of this guidance to have a significant impact on our consolidated financial statements.

In May of 2014, the FASB and the International Accounting Standards Board (“IASB”) issued jointly a converged standard on the recognition of revenue from contracts with customers which is intended to improve the financial reporting of revenue and comparability of the top line in financial statements globally. The core principle of the new standard is for the recognition of revenue to depict the transfer of goods or services to customers in amounts that reflect the payment to which the company expects to be entitled in exchange for those goods or services. The new standard will also result in enhanced revenue disclosures, provide guidance for transactions that were not previously addressed comprehensively and improve guidance for multiple-element arrangements. In July of 2015, the FASB voted to defer the effective date of the new revenue standard by one year. The new guidance will be effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted, but not before the original effective date of December 15, 2016. We are currently in the process of assessing the impact the adoption of this guidance will have on our consolidated financial statements.

In April of 2014, the FASB issued final guidance that raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The guidance is intended to reduce the frequency of disposals reported as discontinued operations by focusing on strategic shifts that have or will have a major effect on an entity’s operations and financial results. In addition, the guidance permits companies to have continuing cash flows and significant continuing involvement with the disposed component. The amendments were effective on January 1, 2015, and the adoption of the guidance did not have a significant impact on our consolidated financial statements.

13.	Related Party Transactions

On July 31, 2014, we completed the sale of the Company's aircraft to Harold W. McGraw III, then Chairman of the Company's Board of Directors and former President and CEO of the Company ("Mr. McGraw") for a purchase price of $20 million, which is modestly higher than the independent appraisal obtained.This transaction was approved by the Nominating and Corporate Governance Committee of the Company's Board of Directors after consultation with members of the Financial Policy Committee. During the second quarter of 2014, we recorded a non-cash impairment charge of $6 million within other (income) loss in our consolidated statement of income as a result of the pending sale.

On June 25, 2014, we repurchased 0.5 million shares of the Company's common stock from the personal holdings of Mr. McGraw. The shares were purchased at a discount of 0.35% from the June 24, 2014 New York Stock Exchange closing price pursuant to a private transaction with Mr. McGraw. We repurchased these shares with cash for $41 million at an average price of $82.66 per share. This transaction was approved by the Nominating & Corporate Governance Committee of the Company's Board of Directors after consultation with members of the Financial Policy Committee.

In June of 2012, we entered into a new license agreement (the "License Agreement") with the holder of S&P Dow Jones Indices LLC noncontrolling interest, CME Group, which replaced the 2005 license agreement between S&P DJ Indices and CME Group. Under the terms of the License Agreement, S&P Dow Jones Indices LLC receives a share of the profits from the trading and clearing of CME Group's equity index products. During the three and six months ended June 30, 2015, S&P Dow Jones Indices LLC earned $14 million and $28 million, respectively, of revenue under the terms of the License Agreement. The entire amount of this revenue is included in our consolidated statement of income and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

14.	Condensed Consolidating Financial Statements

On May 26, 2015, we issued $700 million of 4.0% senior notes due in 2025. On August 18, 2015, we issued $2.0 billion of senior notes, consisting of $400 million of 2.5% senior notes due in 2018, $700 million of 3.3% senior notes due in 2020 and $900 million of 4.4% senior notes due in 2026.

The senior notes described above are fully and unconditionally guaranteed by Standard & Poor's Financial Services LLC, a 100% owned subsidiary of the Company. The following condensed consolidating financial statements present the results of operations, financial position and cash flows of McGraw Hill Financial, Inc., Standard & Poor's Financial Services LLC, and the Non-Guarantor Subsidiaries of McGraw Hill Financial, Inc. and Standard & Poor's Financial Services LLC, and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

	Statement of Income
	Three Months Ended June 30, 2015
	(Unaudited)
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Revenue	$161	$573	$636	$(28)	$1,342
Expenses:
Operating-related expenses	21	154	259	(28)	406
Selling and general expenses	1	101	230	—	332
Depreciation	10	5	7	—	22
Amortization of intangibles	1	—	10	—	11
Total expenses	33	260	506	(28)	771
Other income	—	—	(11)	—	(11)
Operating profit	128	313	141	—	582
Interest expense (income), net	20	—	(4)	—	16
Non-operating intercompany transactions	71	59	(130)	—	—
Income from continuing operations before taxes on income	37	254	275	—	566
Provision for taxes on income	11	99	75	—	185
Equity in net income of subsidiaries	338	68	—	(406)	—
Net income	$364	$223	$200	$(406)	$381
Less: net income from continuing operations attributable to noncontrolling interests	—	—	—	(28)	(28)
Net income attributable to McGraw Hill Financial, Inc.	$364	$223	$200	$(434)	$353
Comprehensive income	$384	$222	$262	$(405)	$463

	Statement of Income
	Six Months Ended June 30, 2015
	(Unaudited)
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Revenue	$317	$1,117	$1,237	$(56)	$2,615
Expenses:
Operating-related expenses	53	311	504	(56)	812
Selling and general expenses	67	162	436	—	665
Depreciation	19	10	14	—	43
Amortization of intangibles	2	—	21	—	23
Total expenses	141	483	975	(56)	1,543
Other income	—	—	(11)	—	(11)
Operating profit	176	634	273	—	1,083
Interest expense (income), net	37	—	(5)	—	32
Non-operating intercompany transactions	129	91	(220)	—	—
Income from continuing operations before taxes on income	10	543	498	—	1,051
Provision for taxes on income	17	190	133	—	340
Equity in net income of subsidiaries	703	134	—	(837)	—
Net income	$696	$487	$365	$(837)	$711
Less: net income from continuing operations attributable to noncontrolling interests	—	—	—	(55)	(55)
Net income attributable to McGraw Hill Financial, Inc.	$696	$487	$365	$(892)	$656
Comprehensive income	$710	$486	$357	$(839)	$714

	Statement of Income
	Three Months Ended June 30, 2014
	(Unaudited)
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Revenue	$148	$542	$640	$(28)	$1,302
Expenses:
Operating-related expenses	21	164	250	(28)	407
Selling and general expenses	27	132	217	—	376
Depreciation	11	4	7	—	22
Amortization of intangibles	1	—	11	—	12
Total expenses	60	300	485	(28)	817
Other loss	3	—	6	—	9
Operating profit	85	242	149	—	476
Interest expense (income), net	15	—	(1)	—	14
Non-operating intercompany transactions	15	7	(22)	—	—
Income from continuing operations before taxes on income	55	235	172	—	462
Provision for taxes on income	21	86	45	—	152
Equity in net income of subsidiaries	241	58	—	(299)	—
Income from continuing operations	275	207	127	(299)	310
Income from discontinued operations, net of tax	6	—	—	—	6
Net income	$281	$207	$127	$(299)	$316
Less: net income from continuing operations attributable to noncontrolling interests	—	—	—	(24)	(24)
Net income attributable to McGraw Hill Financial, Inc.	$281	$207	$127	$(323)	$292
Comprehensive income	$240	$208	$146	$(302)	$292

	Statement of Income
	Six Months Ended June 30, 2014
	(Unaudited)
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Revenue	$294	$1,028	$1,233	$(57)	$2,498
Expenses:
Operating-related expenses	40	315	505	(57)	803
Selling and general expenses	92	237	395	—	724
Depreciation	20	9	13	—	42
Amortization of intangibles	2	—	22	—	24
Total expenses	154	561	935	(57)	1,593
Other loss	3	—	6	—	9
Operating profit	137	467	292	—	896
Interest expense (income), net	31	—	(3)	—	28
Non-operating intercompany transactions	74	14	(88)	—	—
Income from continuing operations before taxes on income	32	453	383	—	868
Provision for taxes on income	13	173	104	—	290
Equity in net income of subsidiaries	500	124	—	(624)	—
Income from continuing operations	519	404	279	(624)	578
Income from discontinued operations, net of tax	12	—	—	—	12
Net income	$531	$404	$279	$(624)	$590
Less: net income from continuing operations attributable to noncontrolling interests	—	—	—	(50)	(50)
Net income attributable to McGraw Hill Financial, Inc.	$531	$404	$279	$(674)	$540
Comprehensive income	$515	$380	$305	$(628)	$572

	Balance Sheet
	June 30, 2015
	(Unaudited)
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
ASSETS
Current assets:
Cash and equivalents	$531	$—	$1,189	$—	$1,720
Accounts receivable, net of allowance for doubtful accounts	118	318	627	—	1,063
Intercompany receivable	246	1,114	1,304	(2,664)	—
Deferred income taxes	72	173	(42)	—	203
Prepaid and other current assets	74	30	123	—	227
Total current assets	1,041	1,635	3,201	(2,664)	3,213
Property and equipment, net of accumulated depreciation	113	3	92	—	208
Goodwill	107	41	1,226	9	1,383
Other intangible assets, net	12	—	968	(3)	977
Asset for pension benefits	—	—	58	—	58
Investments in subsidiaries	2,516	695	7,227	(10,438)	—
Intercompany loans receivable	17	361	1,816	(2,194)	—
Other non-current assets	73	20	81	—	174
Total assets	$3,879	$2,755	$14,669	$(15,290)	$6,013
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53	$46	$82	$—	$181
Intercompany payable	1,280	611	772	(2,663)	—
Accrued compensation and contributions to retirement plans	106	53	105	—	264
Income taxes currently payable	—	—	51	—	51
Unearned revenue	270	600	517	—	1,387
Accrued legal and regulatory settlements	—	23	—	—	23
Other current liabilities	156	9	169	—	334
Total current liabilities	1,865	1,342	1,696	(2,663)	2,240
Long-term debt	1,494	—	—	—	1,494
Intercompany loans payable	22	—	2,173	(2,195)	—
Pension and postretirement benefits	226	—	59	—	285
Deferred income taxes	(226)	52	261	—	87
Other non-current liabilities	322	9	(49)	—	282
Total liabilities	3,703	1,403	4,140	(4,858)	4,388
Redeemable noncontrolling interest	—	—	—	810	810
Equity:
Common stock	412	—	2,316	(2,316)	412
Additional paid-in capital	(201)	1,166	7,078	(7,608)	435
Retained income	7,281	186	1,382	(1,411)	7,438
Accumulated other comprehensive loss	(305)	—	(244)	38	(511)
Less: common stock in treasury	(7,011)	—	(4)	4	(7,011)
Total equity - controlling interests	176	1,352	10,528	(11,293)	763
Total equity - noncontrolling interests	—	—	1	51	52
Total equity	176	1,352	10,529	(11,242)	815
Total liabilities and equity	$3,879	$2,755	$14,669	$(15,290)	$6,013

	Balance Sheet
	December 31, 2014
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
ASSETS
Current assets:
Cash and equivalents	$1,402	$—	$1,095	$—	$2,497
Accounts receivable, net of allowance for doubtful accounts	120	293	519	—	932
Intercompany receivable	525	2,125	1,998	(4,648)	—
Deferred income taxes	72	334	(43)	—	363
Prepaid and other current assets	80	27	67	—	174
Total current assets	2,199	2,779	3,636	(4,648)	3,966
Property and equipment, net of accumulated depreciation	111	5	90	—	206
Goodwill	109	41	1,228	9	1,387
Other intangible assets, net	13	—	991	—	1,004
Asset for pension benefits	—	—	28	—	28
Investments in subsidiaries	1,258	653	7,125	(9,036)	—
Intercompany loans receivable	19	358	1,595	(1,972)	—
Other non-current assets	81	25	74	—	180
Total assets	$3,790	$3,861	$14,767	$(15,647)	$6,771
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$59	$45	$87	$—	$191
Intercompany payable	2,566	617	1,376	(4,559)	—
Accrued compensation and contributions to retirement plans	133	121	156	—	410
Income taxes currently payable	15	1	16	—	32
Unearned revenue	259	585	479	—	1,323
Accrued legal and regulatory settlements	—	1,609	—	—	1,609
Other current liabilities	194	—	208	—	402
Total current liabilities	3,226	2,978	2,322	(4,559)	3,967
Long-term debt	799	—	—	—	799
Intercompany loans payable	109	—	1,952	(2,061)	—
Pension and postretirement benefits	272	—	61	—	333
Deferred income taxes	(245)	51	250	—	56
Other non-current liabilities	219	8	40	—	267
Total liabilities	4,380	3,037	4,625	(6,620)	5,422
Redeemable noncontrolling interest	—	—	—	810	810
Equity:
Common stock	412	—	2,316	(2,316)	412
Additional paid-in capital	(116)	1,153	7,016	(7,560)	493
Retained income	6,282	(329)	1,053	(60)	6,946
Accumulated other comprehensive loss	(319)	—	(236)	41	(514)
Less: common stock in treasury	(6,849)	—	(7)	7	(6,849)
Total equity - controlling interests	(590)	824	10,142	(9,888)	488
Total equity - noncontrolling interests	—	—	—	51	51
Total equity	(590)	824	10,142	(9,837)	539
Total liabilities and equity	$3,790	$3,861	$14,767	$(15,647)	$6,771

	Statement of Cash Flows
	Six Months Ended June 30, 2015
	(Unaudited)
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Operating Activities:
Net income	$696	$487	$365	$(837)	$711
Adjustments to reconcile income from continuing operations to cash provided by (used for) operating activities from continuing operations:
Depreciation	19	10	14	—	43
Amortization of intangibles	2	—	21	—	23
Provision for losses on accounts receivable	—	(2)	6	—	4
Deferred income taxes	(138)	161	143	—	166
Stock-based compensation	11	11	15	—	37
Other	6	10	6	—	22
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	1	(23)	(114)	—	(136)
Prepaid and current assets	32	(3)	(53)	—	(24)
Accounts payable and accrued expenses	(99)	(43)	(115)	—	(257)
Unearned revenue	11	15	45	—	71
Accrued legal and regulatory settlements	—	(1,609)	—	—	(1,609)
Other current liabilities	(31)	(3)	(2)	—	(36)
Net change in prepaid/accrued income taxes	108	—	11	—	119
Net change in other assets and liabilities	62	3	(96)	—	(31)
Cash provided by (used for) operating activities from continuing operations	680	(986)	246	(837)	(897)
Investing Activities:
Capital expenditures	(18)	(4)	(20)	—	(42)
Acquisitions, net of cash acquired	—	—	(2)	—	(2)
Proceeds from dispositions	—	—	14	—	14
Changes in short-term investments	—	—	(7)	—	(7)
Cash used for investing activities from continuing operations	(18)	(4)	(15)	—	(37)
Financing Activities:
Proceeds from issuance of senior notes, net	690	—	—	—	690
Dividends paid to shareholders	(185)	—	—	—	(185)
Dividends and other payments paid to noncontrolling interests	—	—	(49)	—	(49)
Repurchase of treasury shares	(274)	—	—	—	(274)
Exercise of stock options	71	—	2	—	73
Excess tax benefits from share-based payments	38	—	—	—	38
Intercompany financing activities	(1,870)	990	43	837	—
Cash (used for) provided by financing activities from continuing operations	(1,530)	990	(4)	837	293
Effect of exchange rate changes on cash from continuing operations	(3)	—	(4)	—	(7)
Cash (used for) provided by continuing operations	(871)	—	223	—	(648)
Discontinued Operations:
Cash used for operating activities	—	—	(129)	—	(129)
Cash used for discontinued operations	—	—	(129)	—	(129)
Net change in cash and equivalents	(871)	—	94	—	(777)
Cash and equivalents at beginning of period	1,402	—	1,095	—	2,497
Cash and equivalents at end of period	$531	$—	$1,189	$—	$1,720

	Statement of Cash Flows
	Six Months Ended June 30, 2014
	(Unaudited)
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Operating Activities:
Net income	$531	$404	$279	$(624)	$590
Less: discontinued operations, net	12	—	—	—	12
Income from continuing operations	519	404	279	(624)	578
Adjustments to reconcile income from continuing operations to cash provided by (used for) operating activities from continuing operations:
Depreciation	20	9	13	—	42
Amortization of intangibles	2	—	22	—	24
Provision for losses on accounts receivable	(1)	(3)	4	—	—
Deferred income taxes	—	—	2	—	2
Stock-based compensation	16	15	16	—	47
Other	(3)	—	11	—	8
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	1	41	(53)	—	(11)
Prepaid and current assets	(11)	(4)	4	—	(11)
Accounts payable and accrued expenses	(125)	(110)	(13)	—	(248)
Unearned revenue	(12)	(3)	30	—	15
Other current liabilities	(34)	(8)	(27)	—	(69)
Net change in prepaid/accrued income taxes	111	3	(3)	—	111
Net change in other assets and liabilities	(10)	2	(34)	—	(42)
Cash provided by operating activities from continuing operations	473	346	251	(624)	446
Investing Activities:
Capital expenditures	(9)	(9)	(19)	—	(37)
Acquisitions, net of cash acquired	—	—	(16)	—	(16)
Changes in short-term investments	—	—	1	—	1
Cash used for investing activities from continuing operations	(9)	(9)	(34)	—	(52)
Financing Activities:
Dividends paid to shareholders	(164)	—	—	—	(164)
Dividends and other payments paid to noncontrolling interests	—	—	(30)	—	(30)
Contingent consideration payments	—	—	(11)	—	(11)
Repurchase of treasury shares	(362)	—	—	—	(362)
Exercise of stock options	130	—	3	—	133
Excess tax benefits from share-based payments	82	—	—	—	82
Intercompany financing activities	(200)	(337)	(87)	624	—
Cash used for financing activities from continuing operations	(514)	(337)	(125)	624	(352)
Effect of exchange rate changes on cash from continuing operations	—	—	19	—	19
Cash (used for) provided by continuing operations	(50)	—	111	—	61
Discontinued Operations:
Cash provided by operating activities	14	—	—	—	14
Cash provided by discontinued operations	14	—	—	—	14
Net change in cash and equivalents	(36)	—	111	—	75
Cash and equivalents at beginning of period	685	—	857	—	1,542
Cash and equivalents at end of period	$649	$—	$968	$—	$1,617

15.	Subsequent Events

On July 24, 2015, we entered into an agreement and plan of merger ("Merger Agreement") with SNL Financial LC (“SNL”) and New Mountain Partners III (AIV-C), L.P., representing the unit holders of SNL, to acquire by way of merger all of the issued and outstanding equity interests in SNL in exchange for $2.225 billion in cash, subject to working capital adjustments.  SNL is a global provider of news, data, and analytical tools to five sectors in the global economy:  financial services, real estate, energy, media & communications, and metals & mining.  SNL delivers information through its suite of web, mobile and direct data feed platforms that helps clients, including investment and commercial banks, investors, corporations, and regulators make decisions, improve efficiency, and manage risk.

Upon the completion of the transactions contemplated by the Merger Agreement, which are subject to certain regulatory approvals, each issued and outstanding unit of SNL will be converted into and represent the right to receive a portion of the cash purchase price, without interest, subject to certain working capital and closing adjustments. Pursuant to the terms of the Merger Agreement, a newly formed subsidiary of the Company will merge with SNL, with SNL continuing as a wholly owned subsidiary of the Company.

On July 24, 2015, in connection with the Merger Agreement, we entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (the “Commitment Party”). The Commitment Letter provides that, on the terms and subject to the conditions set forth therein, the Commitment Party will lend up to $1 billion to the Company under an unsecured bridge facility, the proceeds of which may be used to pay for the acquisition of SNL and related transaction costs. The commitment is subject to various conditions, including (i) the accuracy of certain representations and warranties, (ii) the execution of satisfactory definitive documentation and (iii) other customary closing conditions for agreements of this type.

The Merger Agreement will be accounted for under the acquisition method of accounting for business combinations.  Because current shareholders of the Company will effectively own 100% issued and outstanding units of SNL, McGraw Hill Financial is considered to be the acquiring company for accounting purposes. The application of purchase accounting as of the closing date is expected to have a material effect to the Company’s results of operations for the periods after the acquisition.